UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2012

TechTarget, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-33472	04-3483216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street Newton, Massachusetts 02466

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 431-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2012, the Board of Directors (the “Board”) of TechTarget, Inc. (the “Company”) appointed Kevin Beam as the Company’s President. Mr. Beam, age 48, has served the Company as an Executive Vice President since 2004, and has been employed by the Company since 1999. Prior to joining the Company, Mr. Beam was a Vice President in the Technology Division of United Communications Group (“UCG”) from 1992 to 1999. Prior to joining UCG, Mr. Beam served as Vice President at Reliability Ratings, an IT publishing company, from 1989 to 1992. Before Reliability Ratings, Mr. Beam spent five years in sales and sales management positions at EMC Corporation. As previously reported, Mr. Beam and the Company are parties to an agreement regarding his employment, as amended and restated on January 17, 2008, a copy of which was filed with the SEC on March 31, 2008 as an exhibit to the Company’s Annual Report on Form 10-K (SEC. File No. 001-33472).

On January 10, 2012, the Board also appointed Michael Cotoia to the position of the Company’s Chief Operating Officer. Mr. Cotoia, age 40, has served the Company as an Executive Vice President since 2010, serving as one of the Company’s executive vice presidents since December 2010 and holding the positions of senior vice president, and vice president and publisher from 2002 to December 2010. Prior to joining the Company, Mr. Cotoia was Director of Sales at SANZ, a national storage integrator, and he also held positions at EMC and Deloitte & Touche.

In connection with Mr. Cotoia’s appointment, the Company and Mr. Cotoia have entered into an employment agreement dated as of January 1, 2012 (the “Agreement”). The Agreement has an initial term of one year, continues until terminated and is similar to employment agreements the Company has with its other executive officers. Under the Agreement, the Company will pay Mr. Cotoia an annual base salary of Four Hundred Forty Thousand Dollars and he will be eligible to participate in the Company’s annual executive management bonus plan, with a 2012 target bonus amount of One Hundred Ten Thousand Dollars. For all subsequent years, Mr. Cotoia’s annual target bonus amount shall be established by the Board or the Compensation Committee of the Board. The Agreement includes severance and change of control provisions. In the event Mr. Cotoia’s employment is terminated by the Company without “cause” or he voluntarily terminates his employment for “good reason”, as those terms are defined in the Agreement, Mr. Cotoia would be entitled to receive his salary at the rate then in effect and his health benefits for a period of nine months and acceleration of certain equity grants, as well as certain other benefits as set forth in the Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1. As previously reported, Mr. Cotoia and the Company are also parties to a restricted stock unit agreement, as amended and restated on August 10, 2009, a copy of which was filed with the SEC on March 16, 2011 as an exhibit to the Company’s Annual Report on Form 10-K (SEC. File No. 001-33472).

Don Hawk will no longer serve as the Company’s President. On January 10, 2012, the Board appointed Mr. Hawk, age 40, to the position of Executive Director, Product Innovation. As previously reported, Mr. Hawk and the Company are parties to an agreement regarding his employment, as amended and restated on January 17, 2008, a copy of which was filed with the SEC on March 31, 2008 as an exhibit to the Company’s Annual Report on Form 10-K (SEC. File No. 001-33472), and a restricted stock unit agreement, dated December 18, 2007, a copy of which was filed with the SEC on March 31, 2008 as an exhibit to the Company’s amended Registration Statement on Form S-1/A (SEC. File No. 333-140503).

The Company’s press release announcing Mr. Beam’s and Mr. Cotoia’s appointments and the change in Mr. Hawk’s role is attached hereto as Exhibit 99.1.

On January 10, 2012 and in connection with such appointments, the Board approved the base salaries and amounts of annual cash bonus targets for each of Messrs. Hawk, Beam and Cotoia for the 2012 fiscal year, which are as follows: for Mr. Hawk, Four Hundred Eighty Thousand Dollars and Seventy Thousand Dollars, respectively, and Mr. Beam Four Hundred Forty Thousand Dollars and One Hundred Ten Thousand Dollars, respectively. Mr. Cotoia’s 2012 base salary and annual cash bonus target are as described above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.

Date: January 10, 2012	By:	/s/ Jeffrey Wakely
Jeffrey Wakely Chief Financial Officer

Exhibit No.	Description

10.1	Employment Agreement dated as of January 1, 2012 between Michael Cotoia and the Company

99.1	Press release titled “TechTarget Announces Executive Management Changes to Support Growth” issued by the Company on January 10, 2012